UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	0-565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 21, 2006, Alexander & Baldwin, Inc. (the “Company”) conducted a live webcast, “2007 Business Outlook,” which included a discussion of operating, strategic, and financial matters. The webcast was previously announced in a press release and was broadly accessible to the public. A replay of the webcast, with the accompanying slides, was available on the Company’s website at www.alexanderbaldwin.com for approximately one week following the webcast.

The Company believes that the information contained in the webcast may be of continuing interest to shareholders. Accordingly, the transcript of the presentation and the accompanying slides, edited solely for the correction of errors, are furnished as exhibits to this Form 8-K. The information set forth in these materials speaks only as of November 21, 2006.

In addition, as previously announced, Matson Navigation Company, Inc. (“Matson”) is proceeding with the conversion of one of its C-9 containerships, MV Mokihana, to a combination roll-on/roll-off (ro-ro) and container vessel. The total cost of this conversion is estimated to be $30 million, which includes a $17 million contract with Atlantic Marine Alabama, LLC announced in September of this year by Matson. The conversion of the Mokihana is part of a previously announced $45 million upgrade of Matson’s ro-ro service capabilities in its Hawaii service, which includes shoreside facility improvements and investments in information technology.

Statements in this Form 8-K and the attached exhibits that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, those described on pages 16-21 of the Form 10-K in the Company’s 2005 annual report. These forward-looking statements are not guarantees of future performance.

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

99.1	Transcript of Webcast, November 21, 2006.
99.2	Slides Related to Webcast, November 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2006
ALEXANDER & BALDWIN, INC.

	By:	/s/ Christopher J. Benjamin
Christopher J. Benjamin
Senior Vice President, Chief Financial Officer and Treasurer